UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Exult, Inc.

(Name of Issuer)

Common Stock $0.0001 par value

(Title of Class of Securities)

302284 10 4

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 302284 10 4

1.	Name of Reporting Person BP International Limited		I.R.S. Identification No. of Above Person (entities only). Not Applicable

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
Not Applicable

3.	SEC Use Only

4.	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:
		5.	Sole Voting Power 5,867,892

		6.	Shared Voting Power - 0 -

		7.	Sole Dispositive Power 5,867,892

		8.	Shared Dispositive Power - 0 -

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,867,892

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.6%**

12.	Type of Reporting Person (See Instructions) CO

2

**     Based on 105,516,310 shares of Common Stock at $0.0001 par value, of Exult Inc. outstanding on October 18, 2002 as disclosed by Exult, Inc. in its Form 10-Q filed with the Securities and Exchange Commission on November 5, 2002.

13G

ITEM 1.
	(a)	Name of Issuer
EXULT, Inc.
	(b)	Address of Issuer’s Principal Executive Offices:
121 Innovation Drive, Suite 200 Irvine, California 92612

ITEM 2.
	(a)	Name of Person Filing
BP International Limited
	(b)	Address of Principal Business Office
Britannic House 1 Finsbury Circus London EC2M 7BA England
	(c)	Citizenship or Place of Organization
England and Wales
	(d)	Title of Class of Securities:
Common Stock $0.0001 par value
	(e)	CUSIP Number:
302284 10 4

ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c) check whether the person filing is a: Not Applicable.

3

13G

ITEM 4.	OWNERSHIP
(a) Amount beneficially owned:
5,867,892
(b) Percent of class:
5.6%[1]
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
5,867,892
(ii) Shared power to vote or to direct the vote:
- 0 -
(iii) Sole power to dispose or to direct the disposition of:
5,867,892
(iv) Shared power to dispose or to direct the disposition of:
- 0 -

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable
ITEM 10.	CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

1 Based on 105,516,310 shares of Common Stock at $0.0001 par value, of Exult Inc. outstanding on October 18, 2002 as disclosed by Exult, Inc. in its Form 10-Q filed with the Securities and Exchange Commission on November 5, 2002.

4

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 14, 2003

FOR AND ON BEHALF OF

BP INTERNATIONAL LIMITED

		By:	/s/ PATRICK CHAPMAN
		Name:	PATRICK CHAPMAN
		Title:	DIRECTOR